Exhibit 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form S-6 of the AmericaFirst Quantitative Trust and to the use of our report dated September 9, 2013 on the statement of financial condition of AmericaFirst Quantitative Trust – AmericaFirst Defensive Growth & Income Portfolio, Series 3, a series of AmericaFirst Quantitative Trust as of September 9, 2013. Such financial statement is included in the Prospectus of AmericaFirst Quantitative Trust – AmericaFirst Defensive & Income Portfolio, Series 3.

BBD, LLP

Philadelphia, Pennsylvania

September 9, 2013